Exhibit 99.1

6 January 2026 AEDT / 5 January 2026 EST

Company Announcements Office

Australian Securities Exchange Limited

20 Bridge Street

SYDNEY NSW 2000

SGH and Steel Dynamics confirm the submission of a NBIO to acquire BlueScope Steel Ltd

Overview

In response to media speculation, SGH Ltd (ASX:SGH) confirms it has submitted a Non-Binding Indicative Offer (NBIO), together with Steel Dynamics, Inc. (SDI) (NASDAQ/GS:STLD), for SGH to acquire 100% of BlueScope Steel Ltd (ASX:BSL) by way of a scheme of arrangement (the Proposal).

If the Proposal is implemented and following the transaction close, SGH would on-sell BSL’s North American operations to SDI, which include BSL’s North Star Flat Rolled Steel Mill and Building and Coated Products North America businesses. SGH would retain the remaining BSL “Australia + Rest of World” operations, including Australian Steel Products, Asia Coated Products, and New Zealand and Pacific Islands businesses.

Compelling opportunity to realise a material uplift in value

The Proposal provides BSL shareholders with an immediate, certain opportunity to realise a material uplift in value. The Proposal to acquire BSL’s shares for a wholly cash consideration of AUD$30.00 (USD$20.041) per share represents a compelling value proposition and highly attractive premium for BSL shareholders, being:

•	27% premium to BSL’s closing share price as at the submission of the NBIO[2];
•	33% premium to BSL’s 3-month volume-weighted average share price[3];
•	33% premium to BSL’s 52-week volume-weighted average share price [4];
•	15% premium to BSL’s 15-year high share price[5]; and
•	18.6x EV / FY25A EBIT and 9.5x EV / FY25A EBITDA[6].

The consideration represents a total equity value for BSL of AUD$13.2 billion (USD$8.8 billion1). SGH and SDI do not envisage any material obstacles in obtaining the relevant regulatory approvals required, which are customary for an acquisition of this nature. SGH and SDI have also entered into a 12-month exclusivity agreement with each other and have committed significant resources to progress this transaction. In line with transactions of this nature, the Proposal price will be reduced by the quantum of any cash dividends paid by BSL to its shareholders after 12 December 2025 (the NBIO submission date).

The Proposal is subject to customary conditions, including completion of satisfactory due diligence, agreement of a binding scheme implementation deed, and receipt of relevant shareholder and regulatory approvals. SGH and SDI note there is no certainty that the Proposal will result in a transaction.

Transaction rationale

SGH and SDI believe that BSL’s independent enterprises in Australia + Rest of World and North America are not strategically compatible and would benefit as stand-alone businesses under new ownership. SGH is a leading Australian diversified operating business focused on industrial services and energy. SDI is the largest metals recycler, second largest producer of steel joist and deck, and the fourth largest steel producer in North America.

1 Based on the RBA AUD/USD currency exchange rate of 0.6680 on 5 January 2026.

2 Based on BSL’s closing share price of AUD$23.66 per share on 11 December 2025.

3 Based on BSL’s 3-month VWAP of AUD$22.55 per share up to and including 5 January 2026.

4 Based on BSL’s 52-week VWAP of AUD$22.63 per share up to and including 5 January 2026.

5 Based on BSL’s 15-year high of AUD$26.15 per share up to and including 5 January 2026.

6 Source: BSL FY25 Annual Report. Based on shares outstanding of 440.8 million shares on a fully diluted basis, including 2.2 million of options on issue. Adjustments to enterprise value from equity value include net debt (including leases) of AUD$28.4 million, retirement obligations of AUD$3.0 million, less equity accounted associates of AUD$126.7 million and plus non-controlling interest of AUD$606.2 million.

SGH Ltd | ABN 46 142 003 469

Level 30, 175 Liverpool Street, Sydney NSW 2000 | Postal Address: PO Box 745, Darlinghurst NSW 1300

Telephone +61 2 8777 7574

The proposed acquisition would deliver compelling value for BSL’s shareholders, and significant benefits for BSL’s other stakeholders, including team members and local communities. Both SGH and SDI’s balance sheets are supported by consistent outperformance and creation of long-term value. In this context, there are substantial benefits to all BSL stakeholders from: (i) a strategic combination of BSL’s North American business with SDI, and (ii) the creation of a standalone BSL Australia + Rest of World business, supported by capital and industrial backing from SGH.

SGH is proposing to offer one, potentially two, Board positions on the SGH Board for BSL current directors to maintain continuity and ensure effective knowledge transfer. Furthermore, it is SGH’s intent to retain key BSL management responsible for the Australian business activity, and SDI’s intent is to also retain key BSL management responsible for the North American businesses.

The proposed acquisition is closely aligned with SGH’s stated capital allocation criteria, with an opportunity to support performance improvement through the disciplined application of the SGH operating model. BSL’s North American businesses strongly complement SDI’s existing steel, steel fabrication, and metals recycling operating platforms.

Ryan Stokes, Managing Director & Chief Executive Officer of SGH says: “We believe BlueScope’s Australian business is a strong strategic fit for SGH and we have a proven track record of driving performance improvement in domestic industrial businesses. We intend to leverage our disciplined operating model and capital allocation approach to deliver better outcomes for stakeholders.”

Mark Millett, Co-Founder, Chairman, and Chief Executive Officer of Steel Dynamics says: “We believe the acquisition of BlueScope’s North American Assets will be highly complementary to our existing operations and further expands our capabilities domestically. The combination of BSL’s North American teams and assets with SDI would be an excellent fit in every sense and create value for all stakeholders.”

Funding

SGH’s prudent capital allocation model and highly cash generative industrial businesses have established strong support from debt markets over the last decade. SDI’s capital foundation and credit metrics are similarly among the strongest globally, with its commitment to investment grade credit ratings and broad access to deep pools of low-cost capital. Both SGH and SDI will utilise this support to fund their respective transaction contribution through existing cash reserves and available debt financing. As such, no equity will be required to be raised to fund the transaction.

Next steps

The Proposal is based on a thorough assessment of publicly available information on BSL. In forming this Proposal, SDI has drawn on its extensive knowledge of and experience in the global steel industry and SGH has drawn on its Australian industrial operational experience, knowledge and execution capabilities.

SGH and SDI look forward to engaging with BSL to progress the Proposal and have committed substantial resources to conduct confirmatory due diligence. SGH has appointed Barrenjoey and Goldman Sachs as financial advisors and Allens as legal advisor, and SDI has appointed JP Morgan as financial advisor, Ashurst as Australian legal advisor and Skadden, Arps, Slate, Meagher and Flom LLP and Barrett McNagny LLP as U.S. legal advisors.

SGH will provide further updates to the market as material developments occur in accordance with ASX disclosure obligations. SGH is unaware of any other matters requiring disclosure according to the ASX listing rules and confirms adherence to ASX Listing Rule 3.1. This announcement has been authorised by the SGH Board for release to the ASX and NASDAQ by SDI.

Forward-looking statements

This press release contains some predictive statements about future events. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements.

Discussions with BSL in relation to the Proposal remain incomplete and ongoing. SGH and SDI have made no final decision to make a binding proposal, and notes there is no certainty that the Proposal will result in a transaction.

For investor information, please contact:	For media enquiries, please contact:

Daniel Levy - Head of IR and Communications	Robert Skeffington - FTI Consulting | +61 427 023 810
+61 2 8777 7106 | investorrelations@sghl.com.au	Robert.skeffington@fticonsulting.com; or

David A. Lipschitz - Investor Relations Director	Shane Murphy - FTI Consulting | +61 420 945 291
+1 (260) 469-4394 | investor@steeldynamics.com	Shane.murphy@fticonsulting.com